Exhibit 2.19
DATE:    November 6, 2018
TO:    Qiagen N.V.
Hulsterweg 82
5912 PL Venlo
The Netherlands
ATTENTION:    Global Treasury
TELEPHONE:    31 77 355 6644
FACSIMILE:    31 77 355 6640
FROM:    [____]

SUBJECT:    Bond Hedge Transaction
Reference Number(s):    [____]
The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between [    ] (“Dealer”) and Qiagen N.V. (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.
The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated on or about November 13, 2018 between Counterparty, Deutsche Trustee Company Limited, as Trustee, Deutsche Bank AG, London Branch, as Paying Agent and Conversion Agent and Deutsche Bank Luxembourg S.A., as Note Registrar, Transfer Agent and Authentication Agent (as such definitions may be amended, modified or supplemented from time to time, but only if such amendment, modification or supplement is consented to by Dealer and Counterparty in writing, the “Indenture”) relating to USD 500,000,000 principal amount of 1.00% Senior Unsecured Convertible Notes due 2024 (the “Convertible Notes”) issued by Counterparty. In the event of any inconsistency between the Indenture and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of this Confirmation. If any relevant sections of the Indenture are changed, added, or renumbered following execution of this Confirmation, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties.
Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.
1.This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to, an agreement in the form of the ISDA 1992 Master Agreement (Multicurrency – Cross Border) as if Dealer and Counterparty had executed an agreement (the “Agreement”) in such form (without any Schedule but provided that (i) the “Cross Default” provisions of Section 5(a)(vi) shall be applicable to Dealer and to Counterparty, (ii) the words “, or becoming capable at such time of being declared,” shall be deleted from such Section 5(a)(vi), (iii) the “Threshold Amount” in relation to Counterparty shall be $50,000,000 and in relation to Dealer shall be an amount equal to three percent (3%) of the shareholders’ equity of Dealer as of the Trade Date, and (iv) “Specified Indebtedness” shall not include any obligation in respect of deposits received in the ordinary course of a party’s banking business, and with such other elections set forth in this Confirmation) on the Trade Date. In the event of any inconsistency among this Confirmation, the Equity Definitions or the Agreement, the following will prevail for purposes of the Transaction in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; and (iii) the Agreement. The

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parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.
2.    The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:
Trade Date:	November 6, 2018.
Option Style:	Modified American, as described below under “Procedures for Exercise”.
Option Type:	Call.
Buyer:	Counterparty.
Seller:	Dealer.
Shares:	The ordinary shares, par value EUR 0.01 per share, of Counterparty (NYSE ticker symbol “QGEN”).
Number of Options:	2,500.
Option Entitlement:
As of any date, a number of Shares per Option equal to the Applicable Percentage multiplied by the “Conversion Ratio” (as defined in the Indenture) as of such date (but without regard to any adjustments to the “Conversion Ratio” pursuant to Section 12.03 or to Section 12.04(h) of the Indenture).

Strike Price:	As provided in Schedule A to this Confirmation.
Applicable Percentage:	[__]%.
Premium:	As provided in Schedule A to this Confirmation.
Premium Payment Date:	As provided in Schedule A to this Confirmation.
Exchange:	The New York Stock Exchange.
Related Exchange(s):	All Exchanges.
Calculation Agent:
Dealer; provided that all determinations made by Calculation Agent shall be made in good faith and in a commercially reasonable manner; provided further that (i) upon receipt of written request from Counterparty, the Calculation Agent shall promptly provide Counterparty with a written explanation describing in reasonable detail any calculation, adjustment, or determination made by it (including any quotation, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Calculation Agent’s proprietary models or other information that may be proprietary or confidential) and shall use commercially reasonable efforts to provide such written explanation within five (5) Exchange Business Days from receipt of such request, (ii) if an Event of Default described in Section 5(a)(vii) of the Agreement has occurred and is continuing with respect to Dealer, the Calculation Agent shall be a leading recognized dealer in equity derivatives designated in good faith by Counterparty for so long as such Event of Default is continuing and (iii) if Counterparty promptly disputes in writing any calculation, adjustment or determination and provides reasonable detail as to the basis for such dispute, the Calculation Agent shall discuss the dispute with Counterparty and shall consider in good faith any alternative calculations, adjustments or determinations proposed by Counterparty, it being understood that the Calculation Agent’s calculation, adjustment or determination, modified to the extent the Calculation Agent determines appropriate after such consideration, shall apply to the Transaction.

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Procedures for Exercise:
Conversion Dates:
Each “Conversion Date” (as defined in the Indenture) occurring during the Exercise Period for Convertible Notes in denominations of USD 200,000 principal amount that are surrendered for conversion on such Conversion Date in accordance with the terms of the Indenture, subject to “Notice of Exercise” below (such Convertible Notes, the “Relevant Convertible Notes”).

Exercisable Options:
In respect of each Conversion Date, a number of Options equal to the number of Relevant Convertible Notes in denominations of USD 200,000 principal amount surrendered for conversion on such Conversion Date in accordance with the terms of the Indenture, subject to “Notice of Exercise” below, but no greater than the Number of Options.

Free Convertibility Date:	August 2, 2024.
Exercise Period:	The period from and including the Premium Payment Date to and including the Expiration Date.
Expiration Date:
Notwithstanding anything to the contrary in Section 3.1(f) of the Equity Definitions, “Expiration Date” shall mean the earlier of (x) the last day on which any Convertible Notes remain outstanding and (y) the fifth Scheduled Trading Day immediately preceding the “Maturity Date” (as defined in the Indenture).

Multiple Exercise:	Applicable, as provided under “Exercisable Options” above.
Automatic Exercise:
Applicable; provided that such Exercisable Options shall be exercised or deemed exercised only if Counterparty has provided a Notice of Exercise to Dealer in accordance with “Notice of Exercise” below.

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Notice of Exercise:
Notwithstanding anything to the contrary in the Equity Definitions or under “Exercisable Options” above, Counterparty shall notify Dealer in writing prior to 5:00 p.m., New York City time, on the day that is at least two Scheduled Trading Days prior to the first day of the applicable Conversion Period (as defined below) in respect of the Options being exercised (or, in the case of an Early Conversion prior to the Conversion Period, prior to 5:00 p.m., New York City time, on the day that is at least two Scheduled Trading Days’ prior to the first day of the applicable “Calculation Period” (as defined in the Indenture)) (the “Exercise Notice Deadline”) of (i) the number of such Options (including, if applicable, whether all or any portion of the Convertible Notes relating to such Options are Convertible Notes as to which additional Shares would be added to the “Conversion Ratio” (as defined in the Indenture) pursuant to Section 12.03 of the Indenture (the “Make-Whole Convertible Notes”)) and (ii) the scheduled first day of the applicable Conversion Period (or, in the case of an Early Conversion, the scheduled first day of the applicable “Calculation Period” (as defined in the Indenture)); provided that (I) in respect of any Options relating to Relevant Convertible Notes with a Conversion Date occurring on or after the Free Convertibility Date (other than Make-Whole Convertible Notes), such notice may be given on or prior to the Scheduled Trading Day immediately preceding the Expiration Date and need only specify the information required in clause (i) above, and (II) with respect to (a) any Exercisable Options exercised prior to the Free Convertibility Date or (b) any Exercisable Options relating to Make-Whole Convertible Notes exercised on or after the Free Convertibility Date (any exercise pursuant to clause (a) or (b), an “Early Conversion”), an Additional Termination Event shall be deemed to occur with respect to a number of Options equal to the number of Exercisable Options so exercised, as provided in clause (D) under “Additional Termination Events” in paragraph 5(b) below.
Notwithstanding the foregoing, notice in respect of any exercise of Options hereunder (and the related exercise of Options) shall be effective if given after 5:00 p.m., New York City time, on the Exercise Notice Deadline, but prior to 5:00 p.m., New York City time, on the fifth Scheduled Trading Day following the Exercise Notice Deadline, in which event the Calculation Agent shall have the right to adjust the Cash Settlement Amount as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of Dealer not having received such notice on or prior to the Exercise Notice Deadline and, if appropriate, to delay the Settlement Date.

Settlement Terms:
Settlement Method:	For any Option, Cash Settlement.
Cash Settlement:
In lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each Option, an amount of cash (the “Cash Settlement Amount”) equal to the sum of the amounts determined for each Trading Day during the applicable Conversion Period for such Option consisting of (i) the Daily Option Value for such Trading Day, divided by (ii) the number of Trading Days in the applicable Conversion Period.

Daily Option Value:
For any Trading Day, an amount equal to (i) the Option Entitlement on such Trading Day, multiplied by (ii)(x) the VWAP Price on such Trading Day minus (y) the Strike Price on such Trading Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Trading Day shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Trading Day:	A day on which trading in the Shares generally occurs on the Exchange and there is no Market Disruption Event. If the Shares are not so traded or quoted, “Trading Day” means Business Day.

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Scheduled Trading Day:	Any day that is scheduled to be a Trading Day.
Business Day:
A day (other than a Saturday or Sunday) on which banks are open for general business in New York City, London, Amsterdam and Frankfurt and (in relation to any date for the payment or purchase of a currency other than U.S. dollars) the principal financial center of the country of that currency.

Market Disruption Event:
Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:
“‘Market Disruption Event’ means (a) a failure by the Exchange to open for trading during its regular trading session or (b) the occurrence or existence, prior to 1:00 p.m., local time, on any Trading Day for the Shares, of an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or quotation system or otherwise) in the Shares or in any options, contracts or futures contracts relating to the Shares.”

VWAP Price:
On any Trading Day, the per Share volume-weighted average price of the Shares as displayed under the heading “Bloomberg VWAP” on Bloomberg page “QGEN US <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled opening of trading of the primary trading session on the Exchange until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable on any such Trading Day, the market value of one Share on such Trading Day as determined by the Calculation Agent using a volume-weighted average price method), determined without regard to after-hours trading or any other trading outside of the regular trading session.

Conversion Period:	For any Option, the 50 consecutive Trading Days commencing on, and including, the 55th Scheduled Trading Day immediately prior to the “Maturity Date” (as defined in the Indenture).
Settlement Date:	For any Option, the third Business Day immediately following the final Trading Day of the applicable Conversion Period for such Option.
Settlement Currency:	USD.

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Share Adjustments:
Method of Adjustment:
Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any adjustment to the “Conversion Ratio” (as defined in the Indenture) and/or the nature of the Shares under the Convertible Notes pursuant to the Indenture (other than an increase in the “Conversion Ratio” pursuant to Sections 12.03 and 12.04(h) of the Indenture), the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, Number of Options, the Option Entitlement and any other term relevant to the exercise, settlement, payment or other terms of the Transaction. Counterparty agrees that it will notify Dealer prior to the effectiveness of any such adjustment and, if the Calculation Agent in good faith disagrees with any adjustment to the Convertible Notes that involves an exercise of discretion by Counterparty, its board of directors or the “Calculation Agent” or an “Independent Expert” under the Indenture (including, without limitation, pursuant to Section 12.04(g) of the Indenture or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then in each such case, the Calculation Agent will determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other terms relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner.

Potential Adjustment Events:
Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in Section 12.04(a)-(e) and (g) of the Indenture that would result in an adjustment to the “Conversion Ratio” (as defined in the Indenture) of the Convertible Notes; provided that in no event shall there be any adjustment hereunder as a result of an adjustment to the “Conversion Ratio” pursuant to Sections 12.03 or 12.04(h) of the Indenture.

Extraordinary Events:
Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 12.05 of the Indenture.
Notice of Merger Consideration:
Upon the occurrence of a Merger Event that causes the Shares to be converted into or exchanged for more than a single type of consideration (determined based in part upon the form of election of the holders of the Shares), Counterparty shall promptly notify the Calculation Agent in writing of the types and amounts of consideration that holders of Shares have affirmatively elected to receive upon consummation of such Merger Event; provided that in no event shall the date of such notification be later than the date on which such Merger Event is consummated.

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Consequences of Merger Events:
Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Strike Price, the Number of Options, the Option Entitlement and any other term relevant to the exercise, settlement, payment or other terms of the Transaction; provided, however, that such adjustment shall be made without regard to any adjustment to the “Conversion Ratio” (as defined in the Indenture) for the issuance of additional shares as set forth in 12.03 or 12.04(h) of the Indenture.
If, in respect of any Merger Event to which the immediately preceding paragraph applies, the adjustments to be made in accordance with such paragraph would result in Counterparty being different from the issuer of the Shares or Counterparty or such issuer being organized in a jurisdiction other than the Netherlands (a “Foreign Merger”), then with respect to such Merger Event, as a condition precedent to the adjustments contemplated in the immediately preceding paragraph, Dealer, Counterparty and the entity that will be the issuer of the Shares (the “New Issuer”) shall work in good faith to negotiate and enter into such documentation containing representations, warranties and agreements relating to securities law and other issues as requested by Dealer that Dealer has determined, in its reasonable discretion, to be reasonably necessary or appropriate to allow Dealer and Counterparty to continue, or the New Issuer to accede, as applicable, as a party to the Transaction, as adjusted under the immediately preceding paragraph (which adjustments shall be made without duplication of any adjustments determined pursuant to any other provision of this Transaction), and to preserve Dealer’s hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer), and if such documentation has not been mutually agreed to on or prior to the Merger Date or if the Calculation Agent determines that the adjustment under the immediately preceding paragraph will not produce a commercially reasonable result, then, at Dealer’s election, Cancellation and Payment (Calculation Agent Determination) shall apply or the Transaction shall continue without such documentation or adjustment.

Nationalization, Insolvency or Delisting:
Cancellation and Payment (Calculation Agent Determination); provided that Section 12.6(a)(iii) of the Equity Definitions is hereby amended and restated in its entirety as follows:
“‘Delisting’ means that the Shares, as adjusted pursuant to the terms of the Transaction, cease (or the Exchange announces that, pursuant to the rules of such Exchange, such Shares will cease) to be listed, traded or publicly quoted on the Exchange for any reason and are not (or will not be) immediately re-listed, re-traded or re-quoted (and fail (or will fail) to continue to be listed, traded or quoted) on any of the Frankfurt Stock Exchange (Prime Standard), the London Stock Exchange (Main Market), Euronext (in Paris or Amsterdam), the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted (or continue to be listed, traded or quoted) on any such exchange or quotation system (or, if more than one, the exchange or quotation system selected by the Calculation Agent), such exchange or quotation system shall thereafter be deemed to be the Exchange and the Calculation Agent shall make any adjustments to the terms of the Transaction (including, for the avoidance of doubt, modifying the definition of Shares and Settlement Price), as if Modified Calculation Agent Adjustment were applicable to such event.”

Additional Disruption Events:

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Change in Law:
Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or announcement or statement of, the formal or informal interpretation”, (ii) by replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Positions”, (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date” and (iv) adding the following proviso to the end of clause (Y) thereof: “provided that (1) such party has used commercially reasonable efforts to avoid such increased cost on terms reasonably acceptable to such party, as long as (i) such party would not incur a materially increased cost (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position), as reasonably determined by such party, in doing so, (ii) such party would not violate any applicable law, rule, regulation or policy of such party, as reasonably determined by such party, in doing so, (iii) such party would not suffer a material penalty, injunction, non-financial burden, reputational harm or other material adverse consequence in doing so, (iv) such party would not incur any material operational or administrative burden in doing so and (v) such party would not, in doing so, be required to take any action that is contrary to the intent of the law or regulation that is subject to the Change in Law and (2) Dealer may exercise its termination right with respect to such event described in this clause (Y) only if Dealer determines, based upon advice of counsel the costs of which are borne by the Dealer, that it is generally exercising its rights to terminate or adjust as a result of such event with respect to any similarly situated customers in the context of the event constituting such Change in Law”.

Failure to Deliver:	Not Applicable.
Insolvency Filing:	Applicable.
Hedging Disruption:
Applicable; provided that: (I) Section 12.9(a)(v) of the Equity Definitions is hereby modified by (i) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date”, and (ii) inserting the following two phrases at the end of such Section: “For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. For the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms. Any inability of the Hedging Party referred to in phrases (A) and (B) above that is solely attributable to the deterioration of the creditworthiness of the Hedging Party shall not be deemed a Hedging Disruption.”, and (II) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Applicable.
Hedging Party:	Dealer or an affiliate of Dealer that is involved in the hedging of this Transaction for all applicable Additional Disruption Events.
Hedge Positions:	The definition of “Hedge Positions” in Section 13.2(b) of the Equity Definitions shall be amended by inserting the words “or an affiliate thereof” after the words “a party” in the third line.
Determining Party:	Dealer for all applicable Extraordinary Events.

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Acknowledgments:
Non-Reliance:	Applicable.
Agreements and Acknowledgments Regarding Hedging Activities:	Applicable.
Additional Acknowledgments:	Applicable.
3.    Mutual Representations, Warranties and Agreements.
In addition to the representations, warranties and agreements in the Agreement and those contained elsewhere herein, each of Dealer and Counterparty represents and warrants to, and agrees with, the other party that:

(a)
Commodity Exchange Act. It is an “eligible contract participant” within the meaning of Section 1a(18) of the U.S. Commodity Exchange Act, as amended (the “CEA”). The Transaction has been subject to individual negotiation by the parties. The Transaction has not been executed or traded on a “trading facility” as defined in the CEA.

(b)	Securities Act. It is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, or an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act.

(c)
ERISA. The assets used in the Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the U.S. Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101.

(d)
Notice of Event of Default. It shall promptly provide written notice to the other party upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default; provided, however, that should it be in possession of material non-public information regarding itself, it shall not communicate such information to the other party.

(e)
No Registration. It understands, agrees and acknowledges that the other party has no obligation or intention to register the Transaction under the Securities Act, any state securities law or other applicable federal or non-U.S. securities law.

(f)
Non-reliance. (A) It is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) it is not relying on any communication (written or oral) of the other party or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction), and (C) no communication (written or oral) received from the other party or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction.

4.    Representations, Warranties and Agreements of Counterparty.
In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty further represents, warrants and agrees that:

(a)
The representations and warranties of Counterparty set forth in Section 1 of the Purchase Agreement dated as of the Trade Date between Counterparty, Deutsche Bank Aktiengesellschaft, Goldman Sachs International, Barclays Bank PLC, HSBC Trinkaus & Burkhardt AG and Merrill Lynch International

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(the “Initial Purchasers”) (the “Purchase Agreement”) relating to the issuance of the Convertible Notes are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein;

(b)
As of the Trade Date or the Premium Payment Date, Counterparty (i) has neither (A) filed a request for bankruptcy or been declared bankrupt by a judgment of a competent court in the Netherlands within the meaning of Section 1 of the Netherlands Bankruptcy Act (“Faillisementswet”) nor (B) filed a request for a suspension of payments within the meaning of Section 213 of the Netherlands Bankruptcy Act and (ii) is not and shall not be after giving effect to the Transactions, “insolvent” (as such term is defined in Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)); and on each such date Counterparty would be able to purchase a number of Shares equal to the Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation or organization;

(c)
Counterparty shall promptly provide written notice to Dealer upon obtaining knowledge of the occurrence of any event that would constitute a Potential Adjustment Event, a Merger Event or any other Extraordinary Event; provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Dealer;

(d)
Counterparty has not violated and will not violate any applicable law (including, without limitation, the Securities Act, the Exchange Act and Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (market abuse regulation) and repealing Directive 2003/6/EC of the European Parliament and of the Council and Commission Directives 2003/124/EC, 2003/125/EC and 2004/72/EC, in each case and the regulations promulgated thereunder) in connection with the Transaction;

(e)	Counterparty has not entered into the Transaction with the intent to avoid any regulatory filings;

(f)
Each of Counterparty’s filings under the Securities Act, the Exchange Act, or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the Trade Date, such filings when considered as a whole (with the more recent such filings deemed to amend inconsistent statements contained in any earlier such filings) do not contain any misstatement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(g)	Counterparty is not, and after giving effect to the Transactions will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(h)
Counterparty understands, agrees and acknowledges that no obligations of Dealer to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Dealer or any governmental agency;

(i)	[negotiated clause];

(j)
Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project;

(k)
Counterparty is not entering into the Transaction for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of, or facilitating a distribution of, the Shares (or any security convertible into or exchangeable for the Shares);

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(l)
Counterparty has not entered into any obligation or undertaking that would contractually limit it from effecting Cash Settlement under this Transaction and it agrees not to enter into any such obligation or undertaking during the term of this Transaction;

(m)
Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement; provided that such opinion of counsel may contain customary exceptions, assumptions and qualifications;

(n)
Counterparty is entering into the Transaction, solely for the purposes stated in the board resolution authorizing the Transaction (a copy of which, and such other certificates as Dealer may reasonably request, Counterparty shall deliver to Dealer on or before the Trade Date) and in its public disclosure, and there is no internal policy, whether written or oral, of Counterparty that would prohibit Counterparty from entering into any aspect of the Transaction;

(o)
To Counterparty’s knowledge, other than reporting requirements pursuant to Chapter 5.3 of the Dutch Financial Supervision Act (Wet op het financieel toezicht) and Sections 13 or 16 of the Exchange Act, no federal, state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to Counterparty or the Shares as a result of Counterparty’s particular business would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares; provided that Counterparty makes no representation or warranty regarding any such requirement that is applicable generally to the ownership of equity securities by Dealer or its affiliates solely as a result of their being a financial institution or broker-dealer; and

(p)
Counterparty has discussed the Transaction with its outside tax advisors and has received appropriate comfort from such tax advisors that the tax treatment Counterparty will apply to the Transaction is proper under applicable law.

5.    Other Provisions.

(a)
Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any securities or other assets to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such securities or other assets and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty solely to the extent of and upon any such performance; provided that Dealer’s obligation shall be reinstated (and Dealer shall have the right to designate another of its affiliates to perform such obligation), as though such performance had not been rendered by such affiliate, in the event and to the extent Counterparty is required to repay or reimburse the amount or value of any payment or other performance by such affiliate on the grounds of the insolvency or other legal, regulatory or contractual constraint on affiliate’s payment or performance of such obligation.

(b)	Additional Termination Events.
If (A) an Amendment Event (as defined below) occurs, (B) an “Event of Default” with respect to Counterparty under the terms of the Convertible Notes as set forth in Section 6.01 of the Indenture occurs and the outstanding Convertible Notes have been declared immediately due and payable in accordance with Section 6.02 of the Indenture, (C) a Repayment Event occurs or (D) an Early Conversion occurs, then, (i) in the case of (A), (B) or (C), an Additional Termination Event shall occur in respect of which (1) Counterparty shall be the sole Affected Party and the Transaction shall be the sole Affected Transaction and (2) notwithstanding anything to the contrary in the Agreement, Dealer shall designate an Early Termination Date in respect of such Affected Transaction, which shall be no earlier than one Scheduled Trading Day following the occurrence of the event; provided that, in the case of a Repayment Event, the Transaction shall be subject to termination only in respect of

11

the number of Convertible Notes that cease to be outstanding in connection with or as a result of such Repayment Event and (ii) in the case of (D), (1) an Additional Termination Event shall occur hereunder with respect to a number of Options equal to the number of the relevant Exercisable Options (the “Affected Number of Options”), in which case (x) the sole Affected Transaction shall consist of a transaction identical to the Transaction except that Number of Options for such Affected Transaction shall equal the Affected Number of Options and Counterparty shall be deemed the sole Affected Party and (y) the Transaction shall remain in full force and effect, except that the Number of Options subject to the Transaction immediately prior to the Conversion Date for such Early Conversion shall as of such Conversion Date be reduced by the Affected Number of Options; (2) notwithstanding anything to the contrary in the Agreement, Dealer shall designate an Early Termination Date in respect of such Affected Transaction, which shall be no earlier than one Scheduled Trading Day following the Conversion Date for the related Early Conversion; and (3) for the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement, the Dealer (I) shall, if the Early Conversion relates to more than USD1,000,000.00 principal amount of Convertible Notes, use commercially reasonable efforts to determine the Share price for purposes of such determination over a period consistent with the “Calculation Period” under the Indenture for the related Early Conversion and (II) shall assume that (x) the relevant Early Conversion and any adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred, (y) no adjustments to the Conversion Ratio have occurred pursuant to Section 12.03 or Section 12.04(h) of the Indenture and (z) the corresponding Convertible Notes remain outstanding.
“Amendment Event” means that Counterparty amends, modifies, supplements or obtains a waiver with respect to (A) any term of the Indenture or the Convertible Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Notes (including changes to the conversion ratio, conversion settlement dates or conversion conditions), or (B) any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend, in each case without the prior written consent of Dealer, such consent not to be unreasonably withheld.
“Repayment Event” means that (A) any Convertible Notes are repurchased (whether in connection with or as a result of a change of control, howsoever defined, or for any other reason) by Counterparty or any of its subsidiaries, (B) any Convertible Notes are delivered to Counterparty or any of its subsidiaries in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (C) any principal of any of the Convertible Notes is repaid prior to the final maturity date of the Convertible Notes (whether following acceleration of the Convertible Notes or otherwise), or (D) any Convertible Notes are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction; provided that, in the case of clause (B) and clause (D), conversions of the Convertible Notes pursuant to the terms of the Indenture as in effect on the date hereof shall not be Repayment Events.

(c)
Understanding and Acknowledgement. Counterparty understands and acknowledges that notwithstanding any other relationship between Counterparty and Dealer (and Dealer’s affiliates), in connection with this Transaction and any other over-the-counter derivative transaction between Counterparty and Dealer or Dealer’s affiliates, Dealer or its affiliates, as the case may be, is acting as principal and is not a fiduciary or adviser to Counterparty in respect of any such transaction, including any entry into or exercise, amendment, unwind or termination thereof.

(d)
Amendments to Equity Definitions. Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(e)
Repurchase Notices. On any day on which both (i) Counterparty effects any repurchase of Shares and (ii) Counterparty does not qualify as a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act, Counterparty shall promptly give Dealer a written notice of such repurchase (a

12

“Repurchase Notice”) on such day if following such repurchase, the Options Equity Percentage as determined on such day is (i) equal to or greater than 5.0% and (ii) greater by 0.5% than the Options Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Options Equity Percentage as of the Trade Date). The “Options Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the product of the Number of Options in aggregate and the Option Entitlement under this Transaction or any other bond hedge transaction between the parties and (B) the denominator of which is the number of Shares outstanding on such day. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person in respect of the foregoing, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction

(f)
Rule 10b-18. Except as disclosed to Dealer in writing prior to the date on which the offering of the Convertible Notes was first announced, Counterparty represents and warrants to Dealer that it has not made any purchases of blocks by or for itself or any of its Affiliated Purchasers pursuant to the one block purchase per week exception in Rule 10b-18(b)(4) under the Exchange Act during each of the four calendar weeks preceding such date and the calendar week in which such date occurs (“Rule 10b-18 purchase,” “blocks” and “Affiliated Purchaser” each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)). Counterparty agrees and acknowledges that it shall not, and shall cause its affiliates and Affiliated Purchasers not to, directly or indirectly (including by means of a derivative instrument), enter into any transaction to purchase any Shares during the period beginning on such date and ending on the Last Initial Hedge Date (as defined below).

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(g)
Regulation M. Counterparty represents and warrants to Dealer that Counterparty (A) was not on the date on which the offering of the Convertible Notes was first announced, has not since such date, and is not on the date hereof, engaged in a distribution, as such term is used in Regulation M under the Exchange Act (“Regulation M”), of any securities of Counterparty, other than the distribution of the Convertible Notes and (B) shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Last Initial Hedge Date (as defined below).

(h)
Early Unwind. In the event (x) the sale of Convertible Notes is not consummated with the Initial Purchasers for any reason by 12:00 p.m. London time on November 13, 2018 (or such later date as agreed upon by the parties) or (y) the Initial Purchasers have terminated the Purchase Agreement pursuant to Section 10 thereof (November 13, 2018, such later agreed date, or the date Dealer becomes aware that the Initial Purchasers have terminated the Purchase Agreement, as applicable, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that, unless the Early Unwind Date occurred as a result of a breach of the Purchase Agreement by Dealer, Counterparty shall purchase from Dealer on the Early Unwind Date all Shares purchased by Dealer or one of more of its affiliates for the purpose of hedging the Transaction and reimburse Dealer for any costs or expenses (including, without duplication, market losses) relating to the unwinding of its hedging activities in connection with the Transaction (including any loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position) less any gain for the Dealer for the unwind of such hedging activity. Any such unwind must be performed by the Dealer in a commercially reasonable manner, it being understood that Dealer shall not increase its hedge positions after the Early Unwind Date. The amount of any such reimbursement shall be determined by Dealer in its sole good faith discretion and, upon request by Counterparty, documented to Counterparty in reasonable detail. Dealer shall notify Counterparty of such amount and Counterparty shall pay such amount in immediately available funds on the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that, subject to the proviso included in this paragraph, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(i)
Transfer or Assignment. Counterparty may not transfer or assign any of its rights or obligations under the Transaction or the Agreement without the prior written consent of Dealer. Notwithstanding any provision of the Agreement to the contrary, Dealer may, subject to applicable law, freely transfer and assign all of its rights and obligations under the Transaction or the Agreement without the consent of Counterparty to any affiliate of Dealer with a rating (or whose guarantor has a rating) for its long term, unsecured and unsubordinated indebtedness of A- or better by S&P Global Ratings or its successor (“S&P”), or A3 or better by Moody’s Investors Service, Inc. or its successor (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer.

If at any time at which (1) the Equity Percentage exceeds (A) for so long as Counterparty qualifies as a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act, 14.5% or (B) at any time Counterparty does not qualify as a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act, 8.0% or (2) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any relevant Dutch corporate law or state or federal or non-U.S. bank holding company or banking laws, or other federal, state, local or non-U.S. laws, regulations, regulatory orders or organizational documents or contracts of Counterparty that are applicable to ownership of Shares, other than Chapter 5.3 of the Dutch Financial Supervision Act (Wet op het financieel toezicht), (“Applicable Laws”), owns, beneficially owns, constructively owns, controls,

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holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state, federal, local or non-U.S. regulator) of a Dealer Person, or could result in an adverse effect on a Dealer Person, as determined by Dealer in its reasonable discretion, under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1.0% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”) and Dealer is unable, after commercially reasonable efforts, to effect a transfer or assignment on pricing terms and within a time period reasonably acceptable to it of all or a portion of the Transaction such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Excess Ownership Position no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Shares equal to the Terminated Portion, (y) Counterparty shall be the sole Affected Party with respect to such partial termination and (z) such Transaction shall be the only Terminated Transaction. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (“Dealer Group”), beneficially own (within the meaning of Section 13 of the Exchange Act) on such day and (B) the denominator of which is the number of Shares outstanding on such day.

(j)
Ratings Decline. If at any time the long term, unsecured and unsubordinated indebtedness of Dealer is rated lower than Baa3 by Moody’s and lower than BBB- by S&P (any such rating, a “Ratings Downgrade”), then Counterparty may, at any time following the occurrence and during the continuation of such Ratings Downgrade, provide written notice to Dealer specifying that it elects for this provision to apply (a “Trigger Notice”). Upon receipt by Dealer of a Trigger Notice from Counterparty, Dealer shall promptly elect that either (i) the parties shall negotiate in good faith terms for collateral arrangements (including, at Dealer’s election, custody by a third party) pursuant to which Dealer is required to provide collateral (including, but not limited to, equity or equity-linked securities issued by Counterparty) to Counterparty in respect of the Transaction with a value equal to the full mark-to-market exposure of Counterparty under the Transaction, as determined by Dealer in a good faith commercially reasonable manner, or (ii) an Additional Termination Event shall occur and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, and (B) the Transaction shall be the sole Affected Transaction. If requested by Counterparty at any time following the Premium Payment Date, the parties shall commence negotiation of documentation for such collateral arrangements.

(k)	[negotiated clause].

(l)	[negotiated clause].

(m)
Netting and Setoff. In addition to any rights of set-off a party may have as a matter of law or otherwise, upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or the Affected Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set off or apply any obligation of X owed to Y (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off effected under this paragraph. Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner

15

and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this section shall be effective to create a charge or other security interest. Notwithstanding the foregoing, the rights of Y pursuant to this provision shall not permit the exercise of set-off rights in respect of obligations owed by either party pursuant to any Equity Contract. “Equity Contract” shall mean for purposes of this paragraph any transaction relating to Shares between X and Y that qualifies as ‘equity’ under accounting rules applicable to Counterparty.

(n)	[negotiated clause].

(o)
Withholding Tax Imposed on Payments to Non-US Counterparties Under the United States Foreign Account Tax Compliance Act. “Tax” and “Indemnifiable Tax” as defined in Section 14 of this Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of this Agreement.

(p)
Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, the Shares (“Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and (A) enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering (without any underwriter compensation), (B) provide accountant’s “comfort” letters customary in form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into and comply with a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any commercially reasonable discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the closing price on such Exchange Business Days, and in the amounts, requested by Dealer.

(q)
Tax Disclosure. Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

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(r)
2015 Section 871(m) Protocol: Dealer is adherent to the ISDA 2015 Section 871(m) Protocol published by the International Swaps and Derivatives Association, Inc. on November 2, 2015, as may be amended or modified from time to time (the “2015 Section 871(m) Protocol”). In the event that Counterparty is not an adherent to the 2015 Section 871(m) Protocol, Dealer and Counterparty hereby agree that this Agreement shall be treated as a Covered Master Agreement (as that term is defined in the 2015 Section 871(m) Protocol) and this Agreement shall be deemed to have been amended in accordance with the modifications specified in the Attachment to the 2015 Section 871(m) Protocol.

(s)
Securities Contract. The parties hereto agree and acknowledge that Dealer is one or more of a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” (as such term is defined in Section 741(8) of the Bankruptcy Code) or a “transfer” within the meaning of Section 546 of the Bankruptcy Code and (B) that Dealer is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(t)
No Material Non-Public Information. Dealer shall provide a written notice to Counterparty promptly following the date on which Dealer has completed all purchases of Shares or other transactions to hedge initially its exposure with respect to the Transaction (such date, the “Last Initial Hedge Date”), which it shall complete as soon as reasonably practicable. On each day during the period beginning on the Trade Date and ending on the earlier of (i) the 3rd Exchange Business Day following the Trade Date and (ii) the Last Initial Hedge Date, Counterparty represents and warrants to Dealer that none of Counterparty and its officers and directors is aware or in possession of any material non-public information or any information constituting inside information, as defined in article 7 of Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse, concerning Counterparty, the Shares or trading in the shares. “Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold any securities of Counterparty.

(u)
Right to Extend. Dealer may postpone any Exercise Date or postpone or extend any other date of valuation or delivery with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Cash Settlement Amount for such Options), if Dealer determines, in its commercially reasonable discretion, that such postponement or extension is necessary or appropriate to preserve Dealer’ or its affiliate’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer or its affiliate to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer or such affiliate were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer and/or such affiliate; provided that Dealer may not postpone or extend any such date by more than 100 Trading Days.

(v)
Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (i) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”), (ii) any similar legal certainty provision included in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (iii) the enactment of the WSTAA or any regulation under the WSTAA, (iv) any requirement under the WSTAA or (v) any amendment made by the WSTAA shall limit or otherwise impair either party’s right to terminate, renegotiate, modify, amend or supplement this Confirmation, any Transaction hereunder or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased cost, regulatory change or similar event under this Confirmation, the Equity Definitions or the Agreement (including, but not limited to, any right arising from any Change in Law, Insolvency Filing, Hedging Disruption, Increased Cost of Hedging, Loss of Stock Borrow, Increased Cost of Stock Borrow, or Illegality (as defined in the Agreement)).

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(w)
Payments on Early Termination. The parties hereto agree that for the Transaction, for the purposes of Section 6(e) of the Agreement, Second Method and Loss will apply and in the event that (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer pursuant to Section 6(e) of the Agreement an amount calculated thereunder, such amount shall be deemed to be zero. The Termination Currency shall be USD.

(x)
Governing Law. This Confirmation and the Agreement, and any claims, causes of action or disputes arising hereunder or thereunder or relating hereto or thereto, shall be governed by the laws of the State of New York (without reference to choice of law doctrine that would lead to the application of the laws of any jurisdiction other than New York).

(y)
Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

(z)
Submission to Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(aa)	Process Agent. For purposes of Section 13(c) of the Agreement, Counterparty appoints QIAGEN North American Holdings, Inc. at 19300 Germantown Road, Germantown, MD 20874 as its Process Agent.

(bb)	2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol. [negotiated clause].

(cc)
ISDA 2013 EMIR NFC Representation Protocol. The parties agree that the provisions set out in the Attachment to the ISDA 2013 EMIR NFC Representation Protocol published by ISDA on March 8, 2013 (the “NFC Representation Protocol”) shall apply to the Agreement as if each party were an Adhering Party under the terms of the NFC Representation Protocol. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this section (and references to “the relevant Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into this Agreement”, (iii) references to “Covered Master Agreement” shall be deemed to be references to this Agreement (and each “Covered Master Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Agreement. Counterparty confirms that it enters into this Agreement as a party making the NFC Representation (as such term is defined in the NFC Representation Protocol). Counterparty shall promptly notify Dealer of any change to its status as a party making the NFC Representation.

(dd)	Part 2(b) of the ISDA Schedule – Payee Representation:

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For the purpose of Section 3(f) of this Agreement, Counterparty makes the following representation to Dealer:

[negotiated clause].
For the purpose of Section 3(f) of this Agreement, Dealer makes the following representation to Counterparty:

[negotiated clause].

(ee)	Part 3(a) of the ISDA Schedule – Tax Forms:
Party Required to Deliver Document

	Form/Document/Certificate	Date by which to be Delivered
Counterparty	A complete and duly executed United States Internal Revenue Service Form W-8BEN-E (or successor thereto).
(i) Upon execution and delivery of this Agreement; (ii) promptly upon reasonable demand by Dealer; and (iii) promptly upon learning that any such Form previously provided by Counterparty has become obsolete or incorrect.

Dealer	A complete and duly executed United States Internal Revenue Service Form [ ] (or successor thereto).
(i) Upon execution and delivery of this Agreement; (ii) promptly upon reasonable demand by Counterparty; and (iii) promptly upon learning that any such Form previously provided by Dealer has become obsolete or incorrect.

(ff)	Additional ISDA Schedule Terms
(i)    Automatic Early Termination. The “Automatic Early Termination” provision of Section 6(a) of the Agreement will not apply to Dealer and will not apply to Counterparty.
(ii)    Consent to Recording. Each party (i) consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between officers or employees of the parties, (ii) waives any further notice of such monitoring or recording, and (iii) agrees to notify (and, if required by law, obtain the consent of) its officers and employees with respect to such monitoring or recording. Any such recording may be submitted in evidence to any court or in any Proceeding for the purpose of establishing any matters pertinent to this Transaction.
(iii)    Severability. In the event any one or more of the provisions contained in this Confirmation or the Agreement shall be held illegal, invalid or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

(gg)
Foreign Merger. If, at any reasonable time following the occurrence of any Foreign Merger, the Calculation Agent reasonably determines in its good faith judgment that (x) such Foreign Merger has had a material adverse effect on Dealer’s rights and obligations under the Transaction or (y) Dealer would incur an increased (as compared with circumstances existing on the Trade Date) amount of tax, duty, expense or fee (other than brokerage commissions and excluding (I) any de minimis increased amount of tax, duty, expense or fee, as determined by the Calculation Agent, and (II) such increased amount that is incurred solely due to the deterioration of the creditworthiness of Dealer and/or any of its affiliates that are conducting hedging in connection with this Transaction), to (1) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) it deems necessary to hedge the economic risk of entering into and performing its obligations with respect to the Transaction, or (2) realize, recover or remit the proceeds of any such transaction(s) or

19

asset(s) (each of the events described in clause (x) and clause (y) above, a “Foreign Merger Event”), then, in either case, the Calculation Agent shall give prompt notice to Counterparty of such Foreign Merger Event, and Dealer, the issuer of the Affected Shares and the New Issuer shall work in good faith to negotiate and enter into additional documentation or modify the terms of the existing documentation in a manner that Dealer has determined, in its reasonable discretion, to be reasonably necessary or appropriate to allow Dealer and Counterparty to continue, or New Issuer to accede, as applicable, as a party to the Transaction in the context of the Foreign Merger Event. If the additional documentation or modification to the terms of the existing documentation has not been mutually agreed to within 5 Scheduled Trading Days of the Calculation Agent’s notice, the Calculation Agent shall give notice to Counterparty of a commercially reasonable Price Adjustment that the Calculation Agent determines, in its good faith, commercially reasonable judgment, appropriate to account for the economic effect on the Transaction of such Foreign Merger Event (without duplication of any adjustments determined pursuant to any other provision of this Transaction) and provide Counterparty with supporting documentation for such Price Adjustment (unless the Calculation Agent determines in its good faith, commercially reasonable judgment that no Price Adjustment will produce a commercially reasonably result, in which case the Calculation Agent shall so notify Counterparty).  Unless the Calculation Agent determines in its good faith, commercially reasonable judgment that no Price Adjustment will produce a commercially reasonably result, within two Scheduled Trading Days of receipt of such notice, Counterparty shall notify Dealer that it elects to (A) agree to amend the Transaction to take into account such Price Adjustment or (B) pay Dealer an amount determined by the Calculation Agent (and in respect of which the Calculation Agent has provided to Counterparty supporting documentation) that corresponds to such Price Adjustment (and, in each case, Counterparty shall be deemed to have repeated the representation set forth in Section 5(t) of this Confirmation as of the date of such election).  If Counterparty fails to give such notice to Dealer of its election by the end of that second Scheduled Trading Day, or if the Calculation Agent determines in its good faith, commercially reasonable judgment that no Price Adjustment will produce a commercially reasonably result, then such failure or such determination, as the case may be, shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (1) Counterparty shall be deemed to be the sole Affected Party, (2) the Transaction shall be the sole Affected Transaction and (3) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(hh)	[negotiated clause].

(ii)	[negotiated clause].
6.    Account Details:

(a)	Account for payments to Counterparty:
Bank: Deutsche Bank Trust Company Americas
SWIFT: BKTRUS33
Acct: Qiagen N.V.
Acct No.: 04900890

(b)	Account for payments to Dealer:
[    ]
7.    Offices:
The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.
The Office of Dealer for the Transaction is: [    ].
8.    Notices:

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For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:
Qiagen N.V.
Hulsterweg 82
5912 PL Venlo
The Netherlands
Attention: Global Treasury
Telephone No.: 31 77 355 6644
Facsimile No.: 31 77 355 6640
Email: Thomas.neidert@qiagen.com and Philipp.Hugo@qiagen.com

(b)	Address for notices or communications to Dealer:

[	]

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

21

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Dealer a facsimile of the fully-executed Confirmation. Originals shall be provided for your execution upon your request.
Very truly yours,
[    ]

By:	___________________________ Name: Title:

Accepted and confirmed as of the Trade Date:
QIAGEN N.V.

By:	___________________________ Name: Title:

[Bond Hedge – [ ]]

SCHEDULE A

For purposes of this Transaction, the following terms shall have the following values/meanings:

1.	Strike Price: USD 200,000.00 divided by 4,360.3098, or approximately USD 45.8683

2.	Premium: USD [___].

3.	Premium Payment Date: The closing date for the initial issuance of the Convertible Notes

A-1